Exhibit 10.14

China Telecom Corporation Limited Chongqing Branch

Cooperation Framework Agreement on

Return Visit Investigation Program

Party A: China Telecom Corporation Limited Chongqing Branch

Address: No. 189, Xingguang Wu Road, Northern New Area, Chongqing

Party B: Chongqing Central BPO Industry Co., Ltd.

Address: No.19, Huilongdadao Dongyi Road, Yongchuan District, Chongqing

Upon friendly consultation, China Telecom Corporation Limited Chongqing Branch (hereinafter referred to as “Party A”) hereby has entrusted the return visit investigation of service to Chongqing Central BPO Industry Co., Ltd. (hereinafter referred to as “Party B”). Party A and Party B have reached the framework agreement on return visit investigation of service cooperation (hereinafter referred to as “the Agreement”) as follows:

1.	Content of Cooperation

Party A shall outsource the return visit investigation of service to Party B. Party B shall conduct return visit, undertake investigation program, manage and control the investigation program in accordance with Party A’s requirements.

2.	Rights and Obligations

2.1	Rights and Obligations of Party A

2.1.1	Party A shall provide Party B with the requirements and scripts of the return visit investigation program; conduct project indicators, assessment criteria, business processing rules, unit price of remuneration and settlement methods. Party A’s notice shall prevail as to specific requirements. Party B shall unconditionally abide the requirements. Party A shall be liable for assessment and rectification of Party B’s implementation.

2.1.2	Party A shall be liable for launching the return visit investigation program and submitting Party B with “Third Party Return Visit Investigation Program Confirmation Letter” (Appendix 1), which shall be executed upon signatures from persons who in charge from both parties.

2.1.3	Party A have right to: monitor Party B’s operation; lay down “Return Visit Investigation Quality Assessment Criteria” (Appendix 2); carry out regular check; point out the problems existing in Party B’s implementation of business processing and require Party B to implement and rectify in the light of Party A’s opinions.

2.1.4	Party A shall conduct trainings for Party B’s personnel engaging in program management and operation on editing return visit questionnaire and execution standard.

2.1.5	Party A shall be liable for the spot checks on the implementation of Party B’s number management under Party A’s respective requirements on number management rules for supporting system.

2.1.6	Party A shall positively coordinate and handle the feedback problems from Party B and provide Party B with necessary support and instruction.

2.1.7	Party A have the right to make dynamic adjustment to the standards set forth in “Return Visit Investigation Quality Assessment Criteria” (Appendix 2) and shall inform Party B in written form which executes from the date of the written notice.

2.1.8	Party A shall be liable for reviewing all kinds of the statements and program reports submitted by Party B and shall be liable for the settlement of remuneration for the service program.

2.1.9	For any malfunction and breakdown of the outbound supporting system, Party A shall response in time and shall ensure the stable operation of the supporting system.

2.2	Rights and Obligations of Party B

2.2.1	Party B shall unconditionally undertake all return visit investigation programs assigned by Party A. Party B shall be capable of undertaking urgent programs and the amount of urgent program undertook shall be no less than 30% of the entire program. Party B shall establish back-up personnel rules and regulations for the prevention of brain drains and other factors that may result in the lack of undertaking program capacity. The percentage of back-up personnel shall be approximately 10% of all outbound service personnel for daily operation. In the event that the data for normal program reduces, Party B may propose written report to Party A and make proper allocation of personnel upon Party A’s consent. In the event that brain drains happen, Party B shall supplement personnel for vacant position within at least 5 days to ensure the smooth operation of the program.

2.2.2	Party B shall undertake the operation of the return visit investigation program, including personnel training and spot management, internal operation process management and personnel allocation, etc. Party B shall guarantee that all incumbents reach the standard and requirement for outbound program. Party B shall build the operation supporting management teams (the number of management personnel shall be no less than 12% of all team personnel of the program) and conduct regular quality inspection, capacity improvement, data analysis, etc. Party B shall furnish basic data and statistical statements, specialized analyze report, etc. in accordance with Party A’s requirement within 1 working day upon the accomplishment of the program.

2.2.3	Party B shall conduct return visit investigation in strict accordance with the return visit scripts and program requirement provided by Party A. Party B shall abide the requirements set forth in the “Return Visit Investigation Quality Assessment Criteria” and shall make assessment items that have not reached the standard

2.2.4	Party B shall guarantee the authenticity and effectiveness of the results of the return visit investigation and shall unconditionally provide all the records for return visit.

2.2.5	Party B shall carry out standardized management to different types of working numbers and shall ensure the confidentiality thereof under Party A’s requirement of working number management rules for supporting system.

2.2.6	Party B shall positively coordinate with Telecom companies to complete trainings for supporting system upgrade and new function.

2.2.7	Party B shall be qualified for operation and shall provide corresponding documentations.

2.2.8	Party B shall indefinitely maintain confidentiality for all users’ information and investigation result provided by Party B. Without authorization, Party B shall not in any name disclose any information about Party A. Party B shall not use any obtained users’ information for any commercial purpose unless stipulated in the Agreement. Party B shall not outsource or delegate on Party A’s platform. Party B shall not make any comment or take any action that may cause damage to Party A’s reputation, goodwill, etc. Party B shall not subcontract any service item under the Agreement to other companies.

2.2.9	In the event that the output outcome provided by Party B does not reach the requirement of Party A, Party B shall coordinate with Party A to find out the problems and shall adjust in accordance with Party A’s comment within limited time.

2.2.10	For indemnity caused by users appealing which is Party B responsible for, Party B shall undertake all indemnity on its own and the indemnity shall be deducted from the settlement.

2.2.11	Party B has the right to point out the problems existing in the program operation and shall inform Party A in time.

2.2.12	In the event that Party B conducts the outbound work in the seating area provided by Party A, Party B shall unconditionally observe all security rules and management requirement carried out by Party A’s seating area. Party B shall be liable for the maintenance and replacement of the terminals (computer screen, host computer, projector, etc.) and consumables.

3.	Price and Payment

3.1	Price calculating criteria

Type	Unit	Telecom Seating Area Unit Price	Self-own Seating Area Unit Price	Calculating Formula
Question quantity
Investigation/Return Visit	Q=1~5	XX	XX	Unit Price* Quantity of effective calling survey-(quality criteria + program criteria evaluation)
	O=6~10	XX
	Q=11~15	XX
	Q=16~20	XX
	Q>20	XX

Notice/Promotion	Call duration ≤60 seconds	XX	XX	Unit Price* Quantity of effective call-(quality criteria+ program criteria evaluation)
	60 seconds < call duration ≤ 90 seconds	XX	XX
	90 seconds < call duration ≤ 120 seconds	XX	XX
	120 seconds < call duration	XX	XX

3.2	Payment

Party A shall calculate last month’s program price as payment amount before 8th of current month. Party B shall make confirmation on the payment amount and reply in two working days. Party A shall pay last month’s payment amount to the agreed account before 30th of each month. The payment deadline shall postpone in case of holidays.

4.	Rules on Confidentiality

4.1	Party A and Party B shall be mutually liable for the confidentiality of the accessible information in relation to the counter-party (including respective management personnel, staff and representative) and the counter-party’s customers, business, finance, intention, action and/or operation (hereinafter referred to as “Confidential Material”). Unless required by laws or regulatory authorities, neither party shall disclose any Confidential Material to any third party. Otherwise, the disclosing party shall bear full responsibility.

4.2	Party A and Party B shall be liable for the confidentiality of the detailed information of the Agreement. Unless agreed by the counter-party’s written consent, neither party shall disclose any detailed information of both parties’ cooperative agreements and the Agreement hereof to any third party. Both parties’ obligation of confidentiality shall not be terminated by termination of the Agreement.

4.3	Party B shall execute rules on information security management to avoid any leak of clients’ information. Party B shall conclude “Commitment Letter of Users’ Information Security” with its staff and keep record.

4.4	Unless agreed by Party A, Party B is prohibited to provide any outcomes, information or data in relation to its programs undertaken to any unit or personnel in any form.

5.	Terms of the Agreement

5.1	The Agreement is valid from April 1, 2014 to March 31, 2015. Both parties may conclude another new agreement upon expiration of the Agreement.

5.2	In the event that either party proposes alteration or termination of the Agreement, either party may terminate the Agreement by informing the counter-party with written notice at least six months in advance. Upon receiving the written notice, the counter-party shall reply in one month. If the counter-party agrees on the alteration or termination of the Agreement, the proposing party shall pay liquidated damages to the counter-party in a total number of RMB300,000.

6.	Breach of the Agreement

(Breach responsibilities include but are not limited to following terms:)

6.1	Party B shall strictly perform its obligation in accordance with Party A’s requirement to ensure the good quality of its work. Party A has the right to reduce its payment made to Party B in accordance with its program assessment criteria.

6.2	In the event that Party B breaches Clause 2.2.8, Party A shall have the right to claim a liquidated damages from Party B within the penalty scope of RMB500,000 and other indemnity.

6.3	In the event that Party A has not performed the payment obligation before the stipulated deadline, Party A shall pay Party B 0.02% of the payment for every single day as liquidated damages.

6.4	Neither party shall not terminate the Agreement within the agreed term without cause, otherwise it shall assume breach responsibility. For the economic loss caused by either party’s breach of the Agreement, the breaching party shall, regardless of the termination of the Agreement, be liable for all economic loss caused by such breach of the Agreement and shall pay the non-breaching party liquidated damages under the non-breaching party’s requirement.

7.	Force Majeure

7.1	For any Force Majeure that results in the non-performance of the obligations under the Agreement, neither party shall assume breach responsibility. The property loss caused shall be borne by each party itself. The party that has gone through Force Majeure shall inform the counter-party by written notice immediately and shall provide details of such Force Majeure together with reasons and valid evidence for the non-performance of the Agreement within XX days from the date of occurrence.

7.2	After the occurrence of Force Majeure, both parties shall immediately negotiate a solution and shall spare no effort to reduce the impact caused.

7.3	Force Majeure shall mean the objective events that are unpredictable, unavoidable and insurmountable under both parties’ reasonable performance of obligation in normal state, including but not limited to earthquake, fire, explosion, storm, flood, lightening stroke, war, etc.

8.	Resolution of Disputes

Both parties shall abide by the Agreement. Any disputes arise from the performance of the Agreement shall be settled by both parties by negotiation under principle of mutual understanding and mutual accommodation. In the event that such dispute can’t be settled through consultation, such dispute shall be submitted to court.

9.	Miscellaneous Provisions

9.1	The Agreement is signed in quadruplicate. Either party shall keep two originals each. The Agreement shall be effective until both parties’ legal representatives and authorized representatives sign and stamp the agreement.

9.2	Other issues that do not stipulated in this Agreement may be concluded by both parties with supplemental agreements in line with the actual work demands Any supplemental agreement is an integral part of this Agreement and shall be effective until both parties’ legal representatives and authorized representatives sign and stamp the agreement.

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Party A: China Telecom Corporation Limited Chongqing Branch (Stamp)

Legal representative or authorized representative: Ma Fangqin

Date: March 18, 2014

Party B: Chongqing Central BPO Industry Co., Ltd. (Stamp)

Legal representative or authorized representative: Cheng Siting

Date: March 18, 2014